EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2010, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Redwood Trust, Inc. on Form 10-K/A for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Redwood Trust, Inc. on Forms S-3 (File Nos. 333-120762, effective December 9, 2004; 333-122427, effective February 11, 2005; and 333-147604, effective November 23, 2007) and on Forms S-8 (File Nos. 333-90592, effective June 17,2002; 333-89302, effective May 29, 2002; 333-116395, effective June 10, 2004; 333-136497, effective August 10, 2006; 333-155154, effective November 6, 2008; and 333-162893 effective November 5, 2009).

/s/ GRANT THORNTON LLP
San Francisco, CA
February 26, 2010